Exhibit 99.2

Selected Financial Data (in thousands except number of employees)	12/31/2024	9/30/2024	12/31/2023
Scheduled CD maturities for subsequent quarter	$509,533	$396,852	$296,905
Average rate scheduled CD maturities for subsequent quarter	4.61%	4.85%	4.02%
Average loan rate - loan originations/renewals QTD (excludes fees)	7.10%	7.67%	8.31%
Cost of total deposits, Qtr-End	2.77%	3.01%	3.24%
Cost of interest-bearing DDAs, Qtr-End	3.32%	3.65%	4.01%
Cost of interest-bearing deposits, Qtr-End	3.44%	3.75%	4.04%
Noninterest bearing DDA balances, Qtr-End	$2,619,687	$2,576,329	$2,643,101
Reserve for unfunded commitments, Qtr-End	$608	$1,302	$575
Credit card spend QTD	$263,629	$270,133	$267,529
Credit card net income QTD	$1,867	$1,925	$2,004
Merchant services fees QTD	$569	$606	$585
Mortgage banking income QTD	$1,513	$1,352	$792
FDIC insurance QTD	$2,225	$2,100	$9,300
Salaries & employee benefits QTD	$24,062	$25,057	$23,024
Other operating expense	$6,455	$4,572	$12,590
Third party processing and other services QTD	$8,515	$8,035	$7,841
Equipment and occupancy expense QTD	$3,600	$3,795	$3,860
Earnings retention YTD	70%	70%	71%
Number of full-time equivalent employees	630	620	598
QTD tax rate	17.89%	17.23%	10.91%
YTD tax rate	18.55%	18.81%	15.43%

Available Liquidity	12/31/2024

Cash and cash equivalents	$2,376,634
Investment Securities (mkt value), net of pledged	$352,313
Total on balance sheet liquidity	$2,728,947

FHLB fundings availability	$3,067,337
Correspondent lines of credit availability	$225,000
Brokered deposit availability (25% of assets per policy)	$4,337,929
Federal Reserve Bank fundings availability	$2,112,813
Total Available Liquidity	$12,472,026